Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

TEN Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (a)	Proposed Maximum Offering Price Per Unit (b)	Maximum Aggregate Offering Price (b)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock	457(c)	7,000,000	$0.363	$2,541,000	$153.10 per $1,000,000	$389.03
	Total Offering Amounts					$2,541,000		$389.03
	Total Fee Offsets							—
	Net Fee Due							$389.03

(a) In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares of common stock to be offered or issued from stock splits, stock dividends, or similar transactions.

(b) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act and based upon the average of the high and low sales prices of a share of common stock as reported on the Nasdaq Capital Market on July 14, 2025.